BGC Partners Announces Closing of Acquisition of Newmark Knight Frank

NEW YORK – (October 14, 2011) — BGC Partners, Inc. (NASDAQ:BGCP) (“BGC Partners” or “BGC”), a leading global brokerage company primarily servicing the world’s largest financial institutions, today reported that it has completed its previously announced acquisition of all of the outstanding shares of Newmark & Company Real Estate, Inc., a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark & Company Real Estate, Inc. operates as Newmark Knight Frank (“Newmark”) in the United States and is associated with London-based Knight Frank. Headquartered in New York, Newmark has offices in over 40 key markets. Providing clients with a single source for every aspect of occupying or owning a property, Newmark offers a complete range of leasing and corporate advisory services, investment sales and financial services, consulting, project and development management, and property and facilities management.

The acquisition of Newmark is expected to be accretive to BGC. BGC will provide fourth quarter guidance that incorporates Newmark’s business in BGC’s third quarter financial results press release and conference call on Thursday, October 27, 2011.

The global partnership between Newmark and Knight Frank operates more than 240 offices in established and emerging property markets with 7,000 employees on five continents, including approximately 1,600 brokers and other employees throughout the U.S. BGC intends to aggressively drive Newmark’s growth by attracting experienced brokers, investing in proprietary technology, and capitalizing on Newmark’s extensive domestic relationships and international reach.

“This acquisition is a game changer,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Newmark boasts an impressive domestic footprint, talented pool of brokers, and prominent client base with substantial opportunity for synergies with BGC. By applying BGC’s proven and powerful model of investing in people and technology, we expect to capitalize on and extend our relationships with top-tier financial institutions, and introduce tools that will enable Newmark brokers to help their clients hedge against changes in real estate prices.”

Michael Lehrman, Global Head of Real Estate at BGC, added: “Commercial real estate brokerage is a high-touch, relationship-driven business, as is the brokerage of financial products. We expect to significantly enhance Newmark’s ability to expand and grow and to generate outstanding margins as BGC has done in the financial brokerage business.”

“Newmark has been one of the fastest growing real estate services firms in the commercial property markets,” said Barry M. Gosin, Chief Executive Officer of Newmark. “Joining with BGC enables us to offer a unique value proposition for our clients and an extremely attractive professional opportunity for Newmark’s brokers as we build out an extraordinary platform, continue to acquire top talent and expand into new markets and products. Given our commitment to providing world-class service to our clients and the best tools for our professionals, this is a unique moment in the commercial real estate industry as we align best-in-class technology with financial products and real estate.”

Cantor Fitzgerald & Co., an affiliate of Cantor Fitzgerald, L.P., acted as a financial adviser to BGC in connection with this transaction.

About BGC Partners:

BGC Partners, Inc. is a leading global brokerage company primarily servicing the wholesale financial markets with over 200 products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures, and structured products. BGC’s technology helps customers, including many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms, determine the value of a transaction through optimal pricing that reflects the market environment. Trades, conducted OTC or on exchange, are executed through BGC’s voice, hybrid, or fully electronic brokerage services. BGC also offers financial technology solutions, market data, and analytics regarding financial instruments and markets through its eSpeed, BGC Trader, and BGC Market Data brands, and provides clearing, processing, and other back-office services. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in New York, London and more than two dozen other major financial centers around the world. For more information, please visit www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners:

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or 8-K filings.

About Newmark Knight Frank:

Now a part of BGC Partners, Inc., Newmark Knight Frank is one of the largest commercial real estate service firms in the U.S. Headquartered in New York, Newmark Knight Frank and London-based partner Knight Frank together operate from more than 240 offices in established and emerging property markets on five continents. With a combined staff of more than 7,000, this major force in real estate is meeting the local and global needs of tenants, owners, investors and developers worldwide. For more information, please visit www.newmarkkf.com.

Investor Contact:

BGC Partners, Inc.

Jason McGruder

212-829-4988

jmcgruder@bgcpartners.com

Media Contacts:

BGC Partners, Inc.	Newmark

Hannah Sloane	Mira Matic
212-294-7938	973-461-9005
hsloane@bgcpartners.com	mira@miramaticpr.com

BGC Partners, Inc.
Robert Hubbell
212-294-7820 rhubbell@bgcpartners.com